SECOND EXTENSION AGREEMENT

THIS SECOND EXTENSION AGREEMENT (the “Agreement”) is made between YG Funding, LLC (“Holder”) and Innovative Logistics Techniques, Inc. a Virginia corporation and Innolog Holdings Corporation, a Nevada corporation, each with its principal place of business in Virginia (together, “Innolog” or “Maker”) (collectively referred to as the “Parties”).

RECITALS

A.           Innolog is indebted to Holder and has entered into a secured promissory note in favor of Holder: a Secured Promissory Note, dated August 1, 2011, in the principal amount of $200,000, as extended by an Extension Agreement dated as of September 19, 2011 (the “Note”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Note. All indebtedness, obligations and liabilities of Maker to Holder, now existing or hereafter arising or evidenced, whether or not specifically mentioned in this Agreement, are referred to as the “Obligations.” All instruments, documents and agreements evidencing, securing or pertaining to the Note are the “Loan Documents.”

B.           The Note was originally due and payable the earlier of (i) forty-five (45) days from the receipt of the loan hereunder (approximately, September 14, 2011) and (ii) two (2) business days after receipt of the proceeds of the account receivable that is part of the Collateral as extended by the Extension Agreement (the “Maturity Date”).

C.           The parties desire to extend the Maturity Date on the Note.

D.           Innolog has requested that Holder, subject to the terms and conditions hereof, forbear for a period of time from the exercise of Holder’s respective rights and remedies otherwise available at law, in equity, by agreement or otherwise. The forbearance by Holder from the current exercise of its respective rights and remedies as provided for in this Agreement, and as requested by Maker, shall result in direct and tangible benefit to Holder and Maker.

E.           The Holder is willing to forebear pursuing its rights under the Note and to extend the Maturity Date in exchange for the consideration described herein, but without waiving any of the Obligations or amounts owed.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the Parties, and in further consideration of the covenants and promises, agreements and premises set forth below, the Parties agree as follows:

1.           Binding Effect of Recitals. The above Recitals are incorporated into this Agreement by reference. Capitalized terms not otherwise defined herein shall have the meanings provided in the Note.

2.           Representations and Warranties. In consideration of the limited agreement of Holder to forbear from the exercise of its rights and remedies as set forth above, Innolog represents and warrants to Holder that:

(i) The Obligations were incurred for business or commercial purposes, and not for personal, family or household purposes.

(ii) Innolog’s Indebtedness is due and payable by Innolog, and the Loan Documents are fully enforceable by Holder and are not subject to any defense, counterclaim, setoff or recoupment by Innolog.

(iii) The execution and performance of this Agreement by Innolog does not and will not violate any agreement to which Innolog is a party or by which Borrow or its parent is governed. This Agreement represents an arm's-length transaction freely entered into by Innolog.

(iv) Innolog shall not take any action that would impair their ability to perform the obligations hereunder or to satisfy any of the terms hereof;

(v) This Agreement is not being entered into with the intent to hinder, delay, or defraud any creditor of Innolog.

3.  Extension of Maturity Date. The Maturity Date is hereby extended to the earlier of (a) December 31, 2011 and (b) 2 business days after the Company’s receipt of at least $600,000 of funding; such period of time also referred to as the “Forbearance Period”.

4.	Extension Fee. In consideration hereof, Innolog shall pay to Holder the following:

a.	pay the current accrued interest of $20,000 within 5 days of the date hereof.

b.	pay a late fee of $15,000 by November 30, 2011.

c.	issue 200,000 warrants in IHC with an exercise price $0.01 for 5 years.

d.	Pay monthly interest of $13,340 on or before December 1, 2011.

e.	Pay monthly interest of $13,340 on or before December 31, 2011.

5.	Addition Terms of Extension.

a.	Upon the invoicing of the two Navy receivables in early December for work performed in November, the Company shall grant Holder a first security interest in such receivables.
b.	The Obligations shall be paid to Holder pari pasu with other loan obligations of the Company existing as of the date hereof. Any new receivables financings may be repaid ahead of the Obligations.
c.	A default under any of those certain promissory notes dated August 8, 2011, in favor of YG Funding, LLC, Briarwood Capital Group and Gary Bondi, attorney-in-fact, and any extension, modification or forbearance agreement related thereto, shall constitute an Event of Default under the Note and this Agreement.

6.           No Obligation to Extend Future Forbearances; No Waiver. Innolog acknowledge and agree that Holder is not obligated and does not agree to extend any other or future forbearances except as expressly set forth herein. This Agreement shall not constitute a waiver by Holder of any of Innolog' defaults under the Loan Documents. Except as expressly provided herein, Holder reserves all of its rights and remedies under each of the Loan Documents. No action or course of dealing on the part of Holder, its officers, employees, consultants, or agents, nor any failure or delay by Holder with respect to exercising any right, power or privilege of Holder under the Note, any other Loan Document, or this Agreement, shall operate as a waiver thereof, except to the extent expressly provided herein.

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7.          Loan Documents. This Agreement shall not constitute a novation of any of the Loan Documents, and the Loan Documents shall remain in full force and effect subject only to Holder's agreement to forbear as set forth herein. All of the other terms of the Loan Documents shall remain in full force and effect and Holder shall have and maintain all of its rights thereunder.

8.          Authority to Execute Agreement/Signatures. The Parties warrant that they are fully empowered and authorized to execute this Agreement and that the person signing on behalf of each party is fully authorized to do so. The Parties warrant and represent that there are no additional entities or persons affiliated with any of the parties hereto who are necessary to effectuate this Agreement.

9.          TIOTE.   TIME IS OF THE ESSENCE under this Agreement.

10.        Further Assurances.  The Company shall take such actions, including the immediate execution and delivery of documents and instruments as may be requested by Holder in order to carry out the provisions and intent of this Agreement.

11.        Miscellaneous. This Agreement may be executed in two or more identical counterparts, all of which constitute one and the same Agreement. Facsimile and electronic signatures will have the same force and effect as originals.

CONFESSED JUDGMENT

THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR OR GUARANTOR AND ALLOWS THE HOLDER TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.

Maker, Innolog Holdings Corporation and Innovative Logistics Techniques, Inc., and Guarantor, jointly and severally (all three collectively hereinafter referred to as “Debtor”), promise to pay to the order of Holder the sum of $200,000.00, plus any additional Late Fee(s), plus interest at 28% per annum, compounded monthly, from the Maturity Date until paid, including and after the recording of this confession of judgment, plus all costs of collection, including all attorneys’ fees, and accounting fees less credit for any payments made.

Debtor hereby appoints any attorney at law authorized or licensed to practice law in the Commonwealth of Virginia as the undersigned’s attorney-in-fact for the purpose of confessing judgment in favor of Holder.

The undersigned’s said attorneys in fact are explicitly authorized, whether a suit, motion or action be pending for the indebtedness or not, to confess judgment in favor of Holder, in the amount of $200,000, plus all costs and expenses of collection (including attorneys’ fees), plus additional late fees, plus interest from the date of judgment so confessed at the rate of 28% per annum, compounded monthly, or such lesser amount of principal plus interest as the creditor may be willing to accept.

Such confession of judgment may be made in the clerk’s office of the circuit court in the Commonwealth of Virginia, located at Fairfax, Virginia and or any Federal court sitting in the Northern District of Virginia as Holder may choose.

Furthermore, Maker and Guarantor, jointly and severally acknowledge the Holders right to pursue the guarantee, the security and the accounts receivable securing this debt and the Confessed Judgment. Debtor hereby expressly waives the benefit of any homestead exemption as to this debt and waives demand, protest, notice of presentment, notice of protest, and notice of non-payment and dishonor of this note. Debtor agrees this confessed judgment note is provided not in payment of, but as additional security for and evidence of obligations due to the Holder under the Note.

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IN WITNESS WHEREOF, the Holder and Innolog have executed this Agreement as of the date set forth below by their duly authorized and empowered officers or representatives as of the 7th day of November, 2011.

YG Funding Group, LLC,	INNOVATIVE LOGISTICS TECHNIQUES, INC.
Manager or its Duly Authorized and Empowered Representative or Attorney in Fact

By:

By:

William P. Danielczyk, Chairman &/or Executive
Larry D. Yogel,	Chairman

Its:

INNOLOG HOLDINGS CORPORATION

By:

William P. Danielczyk, Chairman &/or Executive
Chairman

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